EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On November 2, 2015, Visa Inc., a Delaware corporation (the “Company”), and Visa Europe Limited, a company incorporated under the laws of England and Wales (“Visa Europe”), entered into a transaction agreement, pursuant to which the Company and Visa Europe agreed on the terms and conditions of the Company’s acquisition of 100% of the share capital of Visa Europe (the “transaction”). The purchase price consists of: (a) at the closing of the transaction, up-front cash consideration of $12.2 (€11.5) billion and preferred stock of the Company convertible upon certain conditions into class A common stock of the Company, valued for purposes herein at approximately $5.9 (€5.6) billion after applying a 6% discount for illiquidity as these shares are subject to limitations on transferability, and (b) following the end of sixteen fiscal quarters post-closing, contingent cash consideration of up to $4.2 (€4.0) billion (plus up to an additional $0.7 (€0.7) billion in interest), determined based on the achievement of specified net revenue levels during such post-closing period. Closing is subject to regulatory approvals and other customary conditions, and is currently expected to close in the Company’s fiscal third quarter of 2016.

The following unaudited pro forma condensed consolidated financial statements and related notes present Visa Inc.’s historical consolidated balance sheet and consolidated statement of operations adjusted to reflect the pro forma impact of: (a) the anticipated acquisition of the issued and outstanding share capital of Visa Europe in exchange for the consideration described above, and (b) certain related financing transactions. Unless otherwise stated or the context otherwise requires, references in this section to “we,” “us,” “our,” and the “Company” refer, prior to the completion of the transaction, to Visa Inc. and its consolidated subsidiaries, which does not include Visa Europe, and, following the completion of the transaction, to Visa Inc. and its consolidated subsidiaries, which does include Visa Europe. The purchase consideration is subject to adjustment under certain circumstances. The pro forma adjustments related to the anticipated transactions reflect the impact of the following:

•	the completion of the transaction;

•	the impact of the preliminary purchase price allocation (“PPA”) to the underlying assets and liabilities acquired;

•	the conversion of the Visa Europe financial information from international financial reporting standards as issued by the International Accounting Standards Board (“IFRS”) to generally accepted accounting principles in the United States (“US GAAP”) and the translation of euros to US dollars; and

•	the impact of $15.0 billion of anticipated financing to fund the transaction.

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the anticipated transaction have been prepared in accordance with business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using available information and the assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated balance sheet gives effect to the anticipated transactions as if they had occurred on September 30, 2015. The unaudited pro forma condensed consolidated statement of operations for the year ended September 30, 2015 gives effect to the anticipated transactions as if they had occurred on October 1, 2014, the first day of our 2015 fiscal year.

The unaudited pro forma condensed consolidated financial information included herein was derived from our historical consolidated financial statements and the historical consolidated financial statements of Visa Europe and is based on certain assumptions that we believe to be reasonable, which are described in the notes. We have not completed a final valuation analysis necessary to determine the fair values of all of Visa Europe’s assets and liabilities. As described in the footnotes to the pro forma condensed consolidated financial statements, the unaudited pro forma condensed consolidated balance sheet includes a preliminary allocation of the purchase price to reflect the fair value of those assets and liabilities. Upon completion of the acquisition, and as more information becomes available, we will complete a more detailed review of the Visa Europe preliminary allocation of the estimated purchase price to reflect the fair value of those assets and liabilities. As a result of that review, more information could become available that, when analyzed, could have a material impact on the consolidated financial statements. Further, changes in certain variables between September 30, 2015, the date of the pro forma condensed consolidated balance sheet, and the actual closing date of the transaction, such as (a) our stock price as of November 24, 2015 (the last practicable date prior to the date of this document) of $79.79; (b) the euro to US dollar exchange rate as of November 24, 2015 of $1.06 to €1.00; or (c) the composition or value of the assets and liabilities acquired may have a material impact on the unaudited pro forma condensed consolidated financial statements presented herein.

The historical financial information of Visa Europe was prepared in accordance with IFRS and prepared in euros. The unaudited pro forma condensed consolidated financial statements include adjustments to convert the consolidated financial statements of Visa Europe from IFRS to US GAAP and to translate euros into US dollars. We have reclassified certain line items within the consolidated financial statements of Visa Europe to conform to the presentation of our consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements reflect adjustments to give effect to pro forma events that are directly attributable to the anticipated transactions, are factually supportable, and with respect to the condensed consolidated statement of operations, are expected to have a continuing impact on the combined results. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements. In addition, the unaudited pro forma condensed consolidated financial statements and notes thereto should be read in conjunction with: (a) our audited consolidated financial statements as of and for the year ended September 30, 2015, and the notes relating thereto, in our Annual Report on Form 10-K; (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K as of and for the year ended September 30, 2015; and (c) the audited consolidated financial statements of Visa Europe as of and for the year ended September 30, 2015, and the notes relating thereto, contained in this filing on Form 8-K.

The unaudited pro forma condensed consolidated financial information is not intended to represent or be indicative of what the combined company’s financial position or results of operations actually would have been had the anticipated transactions been completed as of the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company or reflect any reorganizations that may occur subsequent to the closing date of this transaction. The unaudited pro forma condensed consolidated statement of operations does not include the impacts of any revenue, cost or other operating synergies that may result from the acquisition of Visa Europe, or any related one-time transaction costs related to the anticipated transaction. One-time transaction related costs of $14 million for financing, legal and other professional services were incurred through September 30, 2015 and have been excluded from our unaudited pro forma condensed consolidated statement of operations. Additional transaction costs of $188 million are expected to be incurred by Visa Inc. and Visa Europe in fiscal 2016 and have been included in the unaudited pro forma condensed consolidated balance sheet as if the transaction occurred on September 30, 2015, but excluded from our unaudited pro forma condensed consolidated statement of operations as they are nonrecurring.

Visa Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of September 30, 2015

(In US $ millions)

	Visa Inc. Historical (Note 1)	Visa Europe (IFRS) (Note 2)	US GAAP Conversion and PPA Adjustments (Notes 4, 5)		Financing and Other Adjustments (Note 7)		Pro Forma Consolidated
Assets
Cash and cash equivalents	$3,518	$2,343	$(12,218)	5a	$14,910	7a	$8,553
Restricted cash–litigation escrow	1,072	-	-		-		1,072
Investment securities:
Trading	66	-	-		-		66
Available-for-sale	2,431	153	(153)	5b	-		2,431
Settlement receivable	408	1,438	-		-		1,846
Accounts receivable	847	101	(48)	5c	-		900
Customer collateral	1,023	42	-		-		1,065
Current portion of client incentives	303	-	-		-		303
Deferred tax assets	871	-	8	4a	-		879
Prepaid expenses and other current assets	353	124	-		-		477

Total current assets	10,892	4,201	(12,411)		14,910		17,592

Investment securities, available-for-sale	3,384	-	-		-		3,384
Client incentives	110	-	-		-		110
Property, equipment and technology, net	1,888	326	2	5d	-		2,216
Other assets	776	51	-		-		827
Intangible assets, net	11,361	26	17,011	5e	-		28,398
Goodwill	11,825	37	902	5f	-		12,764

Total assets	$40,236	$4,641	$5,504		$14,910		$65,291

Liabilities
Short-term debt	$-	$-	$-		$-		$-
Accounts payable	127	49	-		-		176
Settlement payable	780	1,450	-		-		2,230
Customer collateral	1,023	42	-		-		1,065
Accrued compensation and benefits	503	79	-		-		582
Client incentives	1,049	233	-		-		1,282
Accrued liabilities	868	667	(98)	4b, 5c	(67)	7b, 7d	1,370
Accrued litigation	1,024	-	-		-		1,024

Total current liabilities	5,374	2,520	(98)		(67)		7,729

Long term debt	-	-	-		14,910	7a	14,910
Deferred tax liabilities	4,123	57	2,013	4a, 5g	(50)	7c	6,143
Other liabilities	897	200	788	4b, 5h	-		1,885

Total liabilities	10,394	2,777	2,703		14,793		30,667

Equity
Preferred stock	-	-	5,899	5j	-		5,899
Class A common stock	-	-	-		-		-
Class B common stock	-	-	-		-		-
Class C common stock	-	-	-		-		-
Common stock (Visa Europe)	-	-	-		-		-
Additional paid-in capital	18,073	2	(178)	5i, 5l	-		17,897
Accumulated income	11,843	1,699	(2,757)	4e, 5i, 5k	117	7b, 7c, 7d	10,902
Accumulated other comprehensive (loss) income, net:
Investment securities, available-for-sale	5	85	(85)	5i	-		5
Defined benefit pension and other postretirement plans	(161)	-	-	4c, 5i	-		(161)
Derivative instruments classified as cash flow hedges	83	78	(78)	4d	-		83
Foreign currency translation adjustments	(1)	-	-		-		(1)

Total accumulated other comprehensive (loss) income, net	(74)	163	(163)		-		(74)

Total equity	29,842	1,864	2,801		117		34,624

Total liabilities and equity	$40,236	$4,641	$5,504		$14,910		$65,291

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Visa Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended September 30, 2015

(In US $ millions, except for per share data)

	Visa Inc. Historical (Note 1)	Visa Europe (IFRS) (Note 2)			US GAAP Conversion and PPA Adjustments (Notes 4, 6)		Financing and Other Adjustments (Note 7)		Pro Forma Consolidated
Operating Revenues
Service revenues	$6,302	$237			$-		$-		$6,539
Data processing revenues	5,552	609			(56)	6a	-		6,105
International transaction revenues	4,064	1,079			(7)	6a	-		5,136
Other revenues	823	103			(209)	6a	-		717
Client incentives	(2,861)	(211)			-		-		(3,072)

Total operating revenues	13,880	1,817			(272)		-		15,425

Operating Expenses
Personnel	2,079	475		2a	45	4f, 6a	-		2,599
Marketing	872	82			-		-		954
Network and processing	474	213		2b	(79)	6a	-		608
Professional fees	336	23			-		(14)	7e	345
Depreciation and amortization	494	135			6	6a, 6b	-		635
General and administrative	547	346		2c	(62)	4g, 6a	-		831
Litigation provision	14	-			-		-		14

Total operating expenses	4,816	1,274	*		(90)		(14)		5,986

Operating income	9,064	543			(182)		14		9,439
Non-operating (expense) income	(69)	(45	)*	2d	123	4h	(532)	7f	(523)

Income before income taxes	8,995	498			(59)		(518)		8,916
Income tax provision	2,667	192			(25)	4i, 6c	(194)	7g	2,640

Net income	$6,328	$306			$(34)		$(324)		$6,276

Basic earnings per share (Note 8)
Class A common stock	$2.58								$2.48
Class B common stock	$4.26								$4.09
Class C common stock	$10.33								$9.93
Preferred stock	$-								$34.64
Diluted earnings per share (Note 8)
Class A common stock	$2.58								$2.48
Class B common stock	$4.25								$4.08
Class C common stock	$10.30								$9.91
Preferred stock	$-								$34.56

*	Included in Visa Europe’s fiscal year 2015 operating results are $224 million of operating expenses and $42 million of non-operating expenses that are not expected to recur. Refer to Note 2 for further information.

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(Amounts are presented in US $ millions, unless otherwise stated)

Note 1: Basis of Preparation

The historical financial information has been adjusted to give pro forma effect to events that are: (a) directly attributable to the transaction, (b) factually supportable, and (c) expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed, and have been prepared to illustrate the estimated effect of the transaction and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the date the transaction closes, and could result in material changes to the unaudited pro forma condensed consolidated financial information, including goodwill.

Visa Inc.’s historical results are derived from Visa Inc.’s audited consolidated balance sheet and consolidated statement of operations as of and for the fiscal year ended September 30, 2015, which are prepared in accordance with US GAAP.

Description of the Transaction

In September 2007, the Company underwent a reorganization in which Visa USA Inc., Visa International Service Association, Visa Canada Corporation and Inovant LLC became direct or indirect subsidiaries of Visa Inc. (the “reorganization”). The reorganization was accounted for as a series of business combinations whereby Visa USA Inc. was deemed the acquirer for accounting purposes. As part of the reorganization, Visa Europe remained a separate business and exchanged its ownership interest in Visa International and Inovant for Visa Inc. class C common stock.

In addition, the parties mutually agreed to execute an agreement that provided Visa Europe with an exclusive right to use the Visa brand as well as certain technology within the United Kingdom and other European markets (the “Framework Agreement”). In exchange for these rights, Visa Europe pays a licensing fee to Visa Inc.

On November 2, 2015, Visa Inc. and Visa Europe entered into the transaction agreement, in which the Company will acquire 100% of Visa Europe’s share capital in exchange for the following consideration:

•	At the closing of the transaction, upfront cash consideration of $12.2 (€11.5) billion and preferred stock of the Company convertible upon certain conditions into approximately 79 million shares of Visa Inc. class A common stock at the initial conversion rate of 13.952, valued for purposes herein at approximately $5.9 (€5.6) billion after applying a 6% discount for illiquidity as these shares are subject to limitations on transferability, and
•	Following the end of sixteen fiscal quarters post-closing, contingent cash consideration of up to $4.2 (€4.0) billion (plus up to an additional $0.7 (€0.7) billion in interest).

The initial conversion rate of 13.952 applicable to the preferred stock is subject to downward adjustment as set forth in the terms of the preferred shares.

The transaction agreement provides for the transaction to be effected pursuant to the exercise of Visa Europe’s put option under the put-call option agreement, dated as of October 1, 2007 and as amended, between the Company and Visa Europe (the “Option Agreement”). In connection with the transaction, the put option was amended to reflect the agreed-upon purchase price, as well as other terms of the transaction and timing per the transaction agreement. If the transaction is not completed, the put option will revert to its original terms.

The acquisition is subject to regulatory approvals and other customary conditions, and is expected to close in Visa’s fiscal third quarter of 2016. The transaction agreement may be terminated by the Company or Visa Europe, subject to specified exceptions, if the transaction is not consummated by August 2, 2016.

Note 2: Visa Europe’s Historical Consolidated Financial Statements

Visa Europe’s historical results are derived from Visa Europe’s audited consolidated balance sheet and consolidated statement of operations as of and for the fiscal year ended September 30, 2015. Certain balances were reclassified within the Visa Europe historical consolidated financial statements so that presentation would be consistent with ours. Additionally, the Visa Europe historical consolidated financial statements were converted from euros to US dollars using: (a) the spot rate of $1.13 to €1.00 as of September 30, 2015 for the historical consolidated balance sheet; and (b) the average exchange rate of $1.16 to €1.00 for the twelve months ended September 30, 2015 for the historical consolidated statement of operations.

Visa Europe’s historical consolidated statement of operations includes $266 million of expenses that are not expected to recur, for which no pro forma adjustment has been made as these are not directly attributable to the transaction. Such expenses are as follows:

(a)	$13 million of personnel expense related to losses on onerous professional consulting contracts.
(b)	$32 million of network and processing expense related to the write-off of prepaid software licenses.
(c)	$179 million of general and administrative expense related to impairment of internally generated software and other assets.
(d)	$42 million of non-operating expense related to impairment of an available-for-sale security.

Note 3: Significant Accounting Policies

The unaudited pro forma condensed consolidated financial information has been compiled using the significant accounting policies as set forth in our audited consolidated financial statements for the year ended September 30, 2015. Based on the procedures performed to date, the accounting policies of Visa Europe are similar in most material respects to those of ours, except as discussed in Note 4. Upon completion of the acquisition, or as more information becomes available, we will complete a more detailed review of the Visa Europe accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements. Adjustments were made to convert the consolidated financial statements of Visa Europe from IFRS to US GAAP, as applied by us, and conform to our classification of certain assets and liabilities and to translate the euro amounts into US dollars, as set out in Notes 2 and 4. For purposes of the unaudited pro forma condensed consolidated financial information, adjustments arising as part of the acquisition and financing arrangements are described in Notes 5, 6, and 7.

Note 4: IFRS to US GAAP Adjustments

The historical financial information of Visa Europe was prepared in accordance with IFRS and has been adjusted for differences between IFRS and US GAAP and translated from euros into US dollars as described below.

Condensed Consolidated Balance Sheet — Visa Europe

The following reflects the adjustments made to the Visa Europe condensed consolidated balance sheet as of September 30, 2015 to convert from IFRS to US GAAP.

(a)	The adjustment to deferred tax liabilities consists of the reclassification of net deferred tax assets of $8 million from deferred tax liabilities (non-current) under IFRS, to short-term deferred tax assets under US GAAP. This reclassification was made as US GAAP requires deferred taxes to be classified as current and non-current, on a net basis, while IFRS does not require current and non-current classification.
(b)	The adjustment consists of the reclassification of reserves for uncertain tax positions of $28 million from accrued liabilities under IFRS, to other liabilities (non-current) under US GAAP. Such amounts were reclassified to other liabilities as cash-settlement is not expected to occur within twelve months.
(c)	The adjustment relates to the deferral of a $48 million gain, net of tax of $18 million, related to a pension plan amendment in 2015. This gain was recognized in the Visa Europe historical consolidated statement of operations in personnel expense. US GAAP does not permit immediate recognition of gains recognized on pension plan amendments, and therefore the gain has been deferred and recorded in defined benefit pension and other postretirement plans (within accumulated other comprehensive income, or “AOCI”), and will be amortized to income over the service period. Additionally, in prior years, Visa Europe incurred $75 million of net losses related to the defined benefit pension plan which was recorded in retained earnings as required by IFRS. US GAAP requires accumulated gains and losses to be recorded in AOCI. Therefore, the $75 million losses (net of tax) are reclassified from retained earnings to AOCI. The net adjustment to AOCI related to defined benefit pension and other postretirement plans is a $45 million decrease.
(d)

The adjustment consists of a $78 million decrease to derivative instruments designated as cash flow hedges to release deferred gains (net of tax) previously recorded within AOCI under IFRS through income. This reclassification was made as Visa Europe’s cash flow hedging program would not qualify for hedge accounting under US GAAP. $44 million of these gains relate to gains (net of tax) recognized in 2014 or earlier periods. In 2015, $54 million of these gains were recognized in the unaudited pro forma condensed consolidated statement of operations, net of taxes of $20 million.
(e)	The adjustment to accumulated income consists of a net increase of $45 million related to the pension plan adjustments and an increase of $78 million related to the cash flow hedging adjustment. Refer to Notes 4(c) and 4(d).

Condensed Consolidated Statement of Operations — Visa Europe

The following reflects the adjustments made to the Visa Europe condensed consolidated statement of operations for the year ended September 30, 2015 to convert from IFRS to US GAAP.

(f)	The adjustment to operating expenses consists of the reclassification of the gain on pension plan amendment of $48 million to AOCI related to defined benefit pension and other postretirement plans under US GAAP. Refer to Note 4(c).
(g)	The adjustment to general and administrative expense of $69 million relates to the net gains from designated and undesignated cash flow hedges that Visa Europe recorded under IFRS. As the cash flow hedges do not qualify for hedge accounting under US GAAP, and Visa Inc. records all gains and losses on undesignated hedges through non-operating (expense) income, such amounts have been reclassified.
(h)	The adjustment to non-operating (expense) income relates to the release of deferred hedging gains of $54 million recognized in 2015 and the reclassification of gains of $69 million from general and administrative expense. Refer to Notes 4(d) and 4(g).
(i)	The adjustment to income tax provision represents the net increase to tax expense as a result of the adjustments discussed above.

Note 5: Calculation of Estimated Purchase Consideration and Preliminary Purchase Price Allocation

Estimated purchase consideration is as follows (in millions):

	Estimated Purchase Consideration
Estimated cash payment	$12,218	i
Fair value of preferred stock	5,899	ii

Total upfront consideration	$18,117
Fair value of contingent consideration	760	iii

Total consideration before adjustments	$18,877

Plus: Settlement - Net receivable from Visa Europe	44	iv
Less: Settlement loss on pre-existing relationship	(1,700	) v
Less: Treasury stock	(176	) vi

Total estimated purchase consideration	$17,045

i.	Represents the cash portion of consideration transferred upon deal closure of €11.5 billion using an exchange rate of $1.06 to €1.00, which represents the spot rate on November 24, 2015 (the last practicable date prior to the date of this document).

The cash portion of consideration transferred is subject to change due to fluctuations in exchange rates and the US dollar equivalent could differ materially from $12.2 billion set forth above. Holding all other variables constant, a 10% increase or decrease in exchange rates compared to the exchange rate of $1.06 to €1.00 would increase or decrease the total consideration by $1.2 billion. The cash portion of the consideration transferred will be calculated on the closing date of the acquisition.

ii.	Represents the fair value of preferred stock expected to be issued as upfront consideration.

Visa Inc. will issue approximately 6 million shares of preferred stock that is convertible into approximately 79 million shares of class A common stock. The estimated fair value of the preferred stock was calculated by multiplying the November 24, 2015 closing stock price of Visa Inc.’s class A common stock of $79.79 by the number of class A common shares the preferred shareholders are entitled to receive upon conversion at an initial conversion rate of 13.952. The conversion ratio is subject to downward adjustment as set forth in the terms of the preferred shares. The Company also applied a 6% discount for illiquidity as the preferred shares are subject to limitations on transferability.

The equity portion of consideration transferred is subject to change due to fluctuations in our share price and could differ materially from $79.79 per share set forth above. Holding all other variables constant, a 20% increase or decrease in our share price compared to the price set forth above would increase or decrease the total consideration transferred and goodwill by $1.2 billion. The equity portion of the consideration transferred will be calculated on the closing date of the acquisition.

iii.	Represents the fair value of the potential cash payment from Visa Inc. to Visa Europe’s shareholders using an exchange rate of $1.06 to €1.00. The contingent consideration includes up to $0.7 (€0.7) billion of interest.

The contingent consideration is determined based on the achievement of specified net revenue levels during the sixteen fiscal quarters post-closing. The fair value of the contingent consideration was calculated using a standard option pricing framework within a Monte Carlo simulation model. The model simulated future net revenues during the earn-out period using management’s best estimates. Changes in the fair value of the liability-classified contingent consideration will be recognized through earnings during the first 16 quarters of the post-acquisition period. Subsequent re-measurement of the contingent consideration could materially impact our consolidated net income.

The contingent portion of consideration transferred is subject to change due to fluctuations in exchange rates, and the US dollar equivalent could differ materially from $760 million set forth above. Holding all other variables constant, a 10% increase or decrease in exchange rates compared to the exchange rate of $1.06 to €1.00 would increase or decrease the total consideration by $76 million. The contingent portion of the consideration transferred will be calculated on the closing date of the acquisition.

iv.	Represents the net receivable of $44 million due to Visa Inc. from Visa Europe related to fees payable pursuant to the Framework Agreement as of September 30, 2015. As it is expected that this receivable will be forgiven upon consummation of the transaction, it is added to total purchase consideration.

v.	Represents the settlement of the Framework Agreement between Visa Inc. and Visa Europe using an exchange rate of $1.06 to €1.00, which represents the spot rate on November 24, 2015. Under US GAAP, the royalty fee currently paid by Visa Europe is deemed to be below market and the settlement of this pre-existing relationship results in a loss which will be recognized in the consolidated statement of operations at the time of closing. Furthermore, the settlement loss will reduce the estimated purchase consideration transferred.

The settlement loss related to the Framework Agreement was estimated using an income approach. The Company assessed the contractual terms and conditions of the Framework Agreement as compared to current market conditions and the historical and expected financial performance of both the Company and Visa Europe. Based on the analysis performed, the Company determined that the contractual payment terms are below-market. The present value of the expected differential between payments currently required by the Framework Agreement and those that would be required if the contract reflected current market terms was calculated over the Framework Agreement’s contractual perpetual term.

Fluctuations in exchange rates could materially impact the $1.7 billion loss recognized upon settlement of the preexisting relationship. Holding all other variables constant, a 10% increase or decrease in exchange rates compared to the exchange rate of $1.06 to €1.00 would increase or decrease the total consideration by $170 million.

vi.	Represents the fair value of approximately 550 thousand shares of Visa Inc. class C common stock held by Visa Europe as of September 30, 2015. Each share of class C common stock is convertible into 4 shares of Visa Inc. class A common stock, or approximately 2 million shares of Visa Inc. class A common stock in total. We will account for the repurchase of our class C common stock held by Visa Europe as a treasury stock transaction separately from the business combination as required by US GAAP. The fair value of our class C common stock repurchased as treasury stock will reduce purchase consideration transferred.

To estimate the fair value of our class C common stock held by Visa Europe, we multiplied the number of shares of Visa Inc. class A common stock we would be required to deliver upon conversion by our closing stock price of $79.79 per share on November 24, 2015 (the last practicable date prior to the date of this document).

Fluctuations in our $79.79 per share stock price used to estimate the fair value of our class C common stock that we will repurchase upon consummation of the transaction could materially impact the fair value of the treasury stock and, consequently, the amount of purchase consideration transferred for the Visa Europe business. Holding all other variables constant, a 20% increase or decrease in our share price compared to the price set forth above would increase or decrease the total consideration and goodwill by $35 million.

We believe a 10% change in the exchange rates used and 20% change in our stock price are reasonably possible during the period between the date of this document and the expected closing date of the transaction.

Preliminary Purchase Price Allocation and Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Visa Europe are recorded at the acquisition date fair values and added to those of Visa Inc. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of September 30, 2015 and have been prepared to illustrate the estimated effect of the transaction. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in material changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Visa Europe based on Visa Europe’s September 30, 2015 consolidated balance sheet, with the excess recorded as goodwill (in millions):

Purchase Price Allocation
Cash and cash equivalents	$2,343
Settlement receivable	1,438
Accounts receivable	97
Customer collateral	42
Deferred tax assets	8
Prepaid expenses and other current assets	124
Property, equipment and technology, net	328
Other assets	51
Intangible assets, net	17,037
Goodwill	939

Total assets acquired	$22,407

Accounts payable	49
Settlement payable	1,450
Customer collateral	42
Accrued compensation and benefits	79
Client incentives	233
Accrued liabilities	569
Deferred tax liabilities	2,712
Other liabilities	228

Total liabilities assumed	$5,362

Fair value of net assets acquired	$17,045

Preliminary identifiable intangible assets in the pro forma condensed consolidated financial statements include customer relationships and reacquired rights. The customer relationships and reacquired rights are considered indefinite-lived assets, as the customer relationships have historically had no material losses and the reacquired rights are based on perpetual contracts. As such, no amortization related to those intangible assets is reflected in the pro forma condensed consolidated statement of operations included herein.

Intangible assets are valued on an aggregate basis for pro forma purposes using the multi-period excess earnings method, a form of the income approach. The multi-period excess earnings method is used to estimate value based on the present value of future economic benefits that are expected to be produced by an asset or business entity. After-tax cash flows from the overall business are adjusted for contributory asset charges, which results in incremental after-tax cash flows related to the customer relationships and reacquired rights. Cash flows are discounted at a discount rate commensurate with the risk of the intangible assets. A tax amortization benefit is added to arrive at fair value.

Significant assumptions included in development of the valuations include estimated annual net cash flows for each intangible asset (including revenues, operating expenses, market participant synergies, net working capital requirements, and capital expenditures) and the appropriate discount rate. Fair value determinations require significant judgment and are sensitive to changes in underlying inputs and assumptions. These preliminary assumptions may change and may result in material changes to the final valuation.

Goodwill represents the excess of the preliminary estimated purchase price over the fair value of the underlying net assets. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill recognized in connection to the transaction is not expected to be deductible for tax purposes.

The final determination of the purchase price allocation upon the closing of the transaction will be based on Visa Europe’s net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on the receipt of more detailed information. Therefore, the actual allocations will differ from the pro forma adjustments presented.

Pro forma adjustments to record the purchase price accounting for the acquisition of Visa Europe reflect the following preliminary purchase price allocation and estimated consideration:

(a)	A decrease in cash of $12.2 billion to account for the cash consideration paid by Visa Inc. to Visa Europe’s shareholders as a result of the transaction.
(b)	A decrease in available-for-sale investment securities of $153 million to eliminate Visa Europe’s investment in Visa Inc.’s class C common stock.
(c)	A decrease in accounts receivable of $48 million and a decrease in accrued liabilities of $70 million to eliminate receivable and payable balances between Visa Inc. and Visa Europe primarily related to fees payable pursuant to the Framework Agreement.
(d)	A net increase of $2 million in property, equipment, and technology, net, which is inclusive of a step up of $45 million to depreciable property, equipment, and technology, net, offset by a write-down of $43 million to construction in process, which is yet to be depreciated. The fair value of property, equipment, and technology was estimated based on a cost approach. The cost approach considers the historical cost of each asset, and makes adjustments for age, economic obsolescence and functional obsolescence in order to arrive at a current replacement cost.
(e)	An increase of $17.0 billion in intangible assets, net relating to indefinite-lived reacquired rights and customer relationships.
(f)	A net increase in goodwill of $0.9 billion representing the excess of the preliminary estimated purchase price over the fair value of the underlying net assets resulting from anticipated synergies.
(g)	The increase in net deferred tax liabilities is mainly due to the tax accounting impact of the fair value adjustments to intangible assets of $17.0 billion discussed in Note 5(e) above. The deferred tax liability is calculated using a blend of UK and US statutory rates. Since the fair value adjustments are mainly related to indefinite-lived intangibles, the net deferred tax liability is not expected to result in future tax cash outflows. This increase in deferred tax liability related to the intangible assets is partially offset by deferred tax assets, primarily related to foreign tax credits and deductions on the foreign deferred tax liability. The deferred tax liability is further offset by deferred tax assets of $0.6 billion related to the settlement of the Framework Agreement between Visa Inc. and Visa Europe.
(h)	An increase in other liabilities of $760 million to account for the fair value of contingent consideration to be paid by Visa Inc. to Visa Europe’s shareholders as a result of the transaction.

(i)	A decrease in equity of $1.9 billion to account for the elimination of Visa Europe’s historical equity, as follows:
•	decrease of $2 million in additional paid-in capital;
•	decrease of $1.8 billion in accumulated income;
•	decrease of $85 million in AOCI related to available-for-sale investment securities; and
•	increase of $45 million in AOCI related to defined benefit pension and other postretirement plans.
(j)	An increase in preferred stock of $5.9 billion to account for the preferred stock issued in the transaction.
(k)	A net decrease to accumulated income of $1.1 billion to record the $1.7 billion loss due to the settlement of the pre-existing Framework Agreement between Visa Inc. and Visa Europe, net of tax of $0.6 billion.
(l)	A decrease to additional paid-in capital of $176 million to reflect the repurchase of our class C common stock held by Visa Europe.

Note 6: Purchase Price Allocation Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended September 30, 2015

(a)	These adjustments are recorded to eliminate transactions between us and Visa Europe upon consolidation, primarily related to annual license fees and various other fees paid by Visa Europe to Visa Inc. in accordance with the Framework Agreement.
(b)	Represents the increase of $8 million in depreciation expense due to the $45 million increase in fair value of depreciable property, equipment, and technology. Depreciation expense is calculated using the estimated useful lives disclosed below.

Asset Class	Useful Lives

Building and improvements	15
Computer & office equipment	2-5
Computer software	5
Furniture & fixed assets	5
Leasehold improvements	7

(c)	Reflects the tax effect of the above pro forma adjustments at the local jurisdictions’ blended statutory tax rate.

Note 7: Financing and Other Adjustments

(a)	Reflects the issuance of $15.0 billion of senior unsecured debt. The debt balance is reflected in long-term debt, as principal payments begin in year two. The debt is recorded net of $90 million related to expected debt issuance costs. The debt issuance costs will be amortized to interest expense using the effective interest method.
(b)	Increase in accrued liabilities of $188 million related to the expected acquisition costs to be incurred by Visa Inc. and Visa Europe subsequent to September 30, 2015.
(c)	Decrease to deferred tax liabilities related to the recognition of deferred tax assets of $50 million which are netted against the deferred tax liability related to the expected acquisition costs to be incurred by Visa Inc. and Visa Europe subsequent to September 30, 2015.
(d)	Decrease of $255 million to accrued liabilities related to the Visa Europe put option which Visa Inc. accounts for as a financial instrument carried at fair value. The transaction will be effected pursuant to the exercise of Visa Europe’s put option as amended under the option amendment signed in connection with the transaction, and such liability will be extinguished as of that date. Additionally, in fiscal year 2015, the Company recorded a $110 million loss related to re-measurement of the Visa Europe put option. As this loss was not directly attributable to the proposed transaction, no pro forma adjustment to remove such expense from the unaudited pro forma condensed consolidated statement of operations has been made. No further re-measurement gains (losses) on the put option will be reflected in Visa Inc.’s consolidated statement of operations after the close of the transaction.
(e)	Decrease in professional fees of $14 million related to Visa Europe and Visa Inc. acquisition-related costs that were expensed in FY15 as these costs are nonrecurring.
(f)	Increase of $532 million to non-operating expense which includes $525 million of additional cash interest expense resulting from the $15.0 billion financing and $7 million of additional interest expense resulting from the amortization of the debt issuance costs. Interest expense was estimated for the periods using an expected interest rate of 3.50%. A 1/8% increase or decrease in the interest rate would impact the unaudited pro forma condensed consolidated statement of operations by $19 million for the year ended September 30, 2015. If the amount of debt issued increased by $1 billion, annual interest expense would increase by $35 million using the same expected interest rate of 3.5%.

(g)	Reflects the tax effect of the above pro forma adjustments at the local jurisdictions’ blended statutory tax rate.

Note 8: Earnings Per Share

Unaudited pro forma earnings per share has been calculated for each class of Visa Inc.’s common stock and the preferred stock to be issued to Visa Europe’s selling member banks as acquisition consideration.

Pro forma basic earnings per share was calculated using the multiple-class method as our capital structure is comprised of different classes of common stock and other securities that participate in dividends with our common stockholders. This method calculates earnings per share for each class of stock based on declared dividends and participating rights in undistributed earnings assuming all undistributed earnings were distributed during the reporting period.

The weighted average number of common shares outstanding was calculated based on the nominal amount of shares issued and outstanding for each share class. To reflect Visa Inc.‘s repurchase of the class C common stock held by Visa Europe, the class C common stock share count was reduced by approximately 550 thousand shares. The unaudited pro forma weighted average shares outstanding was calculated assuming the issuance of the preferred stock and share repurchase occurred on October 1, 2014, the beginning of Visa Inc.‘s fiscal year 2015 as required by Article 11 of Regulation S-X.

Pro forma diluted earnings per share, which has also been calculated using the multiple-class method, reflects the dilutive impact of share-based payments to Visa Inc.‘s employees. Diluted earnings per share for Visa Inc.‘s class A common stock has been calculated by dividing pro forma consolidated net income by as-converted class A common shares that assume all potential class A common shares have been issued. Diluted earnings per share for class B and C common stock and preferred stock have been calculated by allocating pro forma consolidated net income to each class based on proportional ownership on an as-converted basis. Allocated pro forma consolidated net income was then divided by each class’ respective pro forma consolidated shares.

The following tables reconcile the weighted average number of shares used to calculate pro forma basic and diluted earnings per share for the year ended September 30, 2015 (in millions):

	Historical Visa Inc.	Pro Forma Adjustments	Pro Forma Consolidated
Basic shares
Class A common stock	1,954	-	1,954
Class B common stock	245	-	245
Class C common stock	22	(1)	21
Preferred stock	-	6	6
Diluted shares
Class A common stock	2,457	76	2,533
Class B common stock	245	-	245
Class C common stock	22	(1)	21
Preferred stock	-	6	6